UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2013

Valley Forge Composite Technologies, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida (state or other jurisdiction of incorporation)	000-51420 (commission file number)	20-3061892 (irs employer identification no.)
210 West Hamilton Avenue, # 287, State College, PA 16801 (address of principal executive offices)		41011 (zip code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP

On October 9, 2013, Valley Forge Composite Technologies, Inc. (the "Company" or the "Debtor"), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Petition") in the United States Bankruptcy Court for the Middle District of Pennsylvania (the "Bankruptcy Court"). The Chapter 11 Case is being administered under the caption In re Valley Forge Composite Technologies, Inc., Case No. 4:13-bk-05253-JJT. The Debtor plans to continue to operate as "debtor in possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

On October 14, 2013 Evan Levine was elected as Chairman of the Board of Directors (the “Board”), following the resignation of Larry K. Wilhide as Chairman and following the resignations of Richard Relac, Eugene Breyer, Dr. Victor Alessi and Raul Fernandez.   Mr. Wilhide will remain a member of the Board.  Mr. Levine has received $12,500 pursuant to a consulting agreement with the Company to assist with the reorganization, along with two million shares of common stock.

Evan Levine has over 25 years of experience in senior corporate management, investment banking, venture capital, and institutional trading.   From September 1997 through January 2001, Mr. Levine served as a Managing Partner and Director of Portfolio Management at Brown Simpson Asset Management, LLC (“Brown Simpson”), a New York based private equity firm specializing in structured finance for public companies. Following his departure from Brown Simpson, from March 2001 through June 2001, Mr. Levine served as Interim Chief Executive Officer and Director at Digital Courier Services, Inc., an online payment processing company and a portfolio holding of Brown Simpson. In October 2002, Mr. Levine became an Investor and Director with Adventrx Pharmaceuticals (“Adventrx”), a publicly traded biopharmaceutical company headquartered in San Diego, California, where he held various management positions with the firm until his December 2008 departure, including Chief Executive officer (2004 - 2008) and Chief Operating Officer & Director (2002 - 2004). Since his departure from Adventrx, Mr. Levine has served as Founder and Managing Partner of both Mark Capital LLC, a family office focused on microcap restructuring and management, and Mark GlobalCap Management LLC, a hedge fund focused on futures and options trading.

Mr. Levine is a graduate of Rutgers University, from which he obtained a bachelor of arts in economics and finance in May 1997. He subsequently completed significant graduate level coursework at New York University’s Stern School of Business.

Mr. Levine has served as a member of the Board of Directors of the following companies:  Adventrx Pharmaceuticals Inc. (Vice Chairman) , Nurx Pharmaceuticals Inc., Quantrx Biomedical Corp., Mane Cancer Diagnostics, LLC (Executive Chairman), Digital Courier Technologies, Inc. (Interim CEO), Brown Simpson Asset Management (Managing Partner), NetCurrents Information Services Inc., Silvergraph International Inc. PointConnect Inc. and Biotech Watch Inc.

On October 14, 2013, Larry Wilhide resigned as Interim President, Interim Chief Executive Officer, Chief Financial Officer and Interim Chairman of the Board with the Board appointing Keith L. McClellan to those positions.  Mr. McClellan has received two million shares of common stock as an incentive to remain an employee and assist in the reorganization.   Subject to Bankruptcy Court approval, his salary will continue at $67,680 per year until a plan of reorganization is confirmed.

Mr. McClellan was appointed by the Board of Directors as the Company’s Vice President, General Counsel and Secretary, effective July 1, 2010.  Since 1991, he has worked on business and legal issues associated with technology commercialization.  From 2006 until his appointment with the Company, he was self employed as a consultant to domestic and international companies in the areas of technology commercialization and business development.  His experience also includes business Chapter 11 Case legal work on both debtor and creditor sides.

Mr. McClellan earned a Juris Doctorate from Vermont Law School and a Masters of Business Administration and Bachelor of Arts from the Pennsylvania State University.

ITEM 8.01.  OTHER EVENTS.

In April, 2013, the Company issued a Work Order pursuant to an existing contract with the Idaho Accelerator Center (“IAC”) to perform a technical and commercial feasibility evaluation (“Evaluation”) of the Company’s photonuclear detection system referred to in prior filings as “THOR.”  In May, the IAC issued the Evaluation,  which concludes:

Our analysis points to many inherent difficulties in realizing a commercially viable contraband and explosives detecting system as described in the provided reports and patent application. We do not find sufficient evidence to support that C:N (Carbon : Nitrogen) ratios collected through time based analysis of decay using a WCD (water-based Cherenkov detector) alone can identify the target materials. We do not believe enough experimental work has been done to show that the WCD is capable of the spectral analysis required to unambiguously identify the reaction daughters of interest in a real world application with various backgrounds and surrounding materials. We also find insufficient data that the system can be integrated to perform as claimed. When we review the objections of other nuclear systems for commercial application, we find that this system does not obviously improve upon their faults. Therefore, with the data we currently have, we believe substantial investment is required and the probability of success appears low.

In June, 2013, the Board reviewed the Evaluation and determined that THOR was a project the Company would no longer pursue.  On October 14, 2013, the Board affirmed its decision to suspend all THOR efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

By: /s/ Keith L. McClellan

Keith L.  McClellan
Interim President, Chief Executive Officer and Chief Financial Officer

Date: October 15, 2013